Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-157129 on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements of China Distance Education Holdings Limited, its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of China Distance Education Holdings Limited for the year ended September 30, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd,
Beijing, the People’s Republic of China

February 28, 2012